Exhibit D

Report of Independent Registered Public Accounting Firm

To the Member of
Cowen Prime Services LLC:

Opinion on the Financial Statements

We have audited the accompanying statement of financial condition of Cowen Prime Services LLC (the Company) as of December 31, 2018, the related statements of operations, changes in member’s equity, changes in subordinated borrowings, and cash flows for the year then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Accompanying Supplemental Information

The supplemental information contained in Schedules I and II has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements. The supplemental information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with 17 C.F.R. § 240.17a-5 and 17 C.F.R. § 1.10. In our opinion, the supplemental information contained in Schedules I and II is fairly stated, in all material respects, in relation to the financial statements as a whole.

We have served as the Company’s auditor since 2017.

February 28, 2019

Cowen Prime Services LLC
Statement of Financial Condition
December 31, 2018
Confidential

(in thousands)

Assets
Cash	$1,971
Cash segregated in compliance with federal regulations	3,802
Due from related parties	10,135
Deposits with clearing brokers	8,584
Receivables from brokers, dealers and clearing brokers, net	6,529
Deferred tax asset	1,300
Other assets	404
Total assets	$32,725

Liabilities and Member’s Equity
Compensation payable	$6,629
Payables to brokers, dealers and clearing brokers	2,269
Soft dollar payable	1,985
Accounts payable, accrued expenses and other liabilities	1,127
Total liabilities	12,010

Member’s equity	20,715
Total liabilities and member’s equity	$32,725

The accompanying notes are an integral part of these financial statements.

2

Cowen Prime Services LLC
Statement of Operations
Year ended December 31, 2018
Confidential

(in thousands)

Revenues
Commissions, net	$42,950
Interest income	16,362
Investment advisory fees	3,045
Principal transactions, net	2,406
Other revenues	88
Total revenues	64,851
Interest expense	103
Total net revenues	$64,748

Expenses
Employee compensation and benefits	35,723
Floor brokerage and trade execution	9,629
Communications	5,051
Occupancy and equipment	3,686
Service fees	1,350
Marketing and business development	1,163
Professional fees	780
Regulatory fees and dues	366
Other expenses	816
Total expenses	58,564
Net income before income taxes	6,184
Income tax expense	1,373
Net income	$4,811

The accompanying notes are an integral part of these financial statements.

3

Cowen Prime Services LLC
Statement of Changes in Member’s Equity
Year ended December 31, 2018
Confidential

(in thousands)

Member’s equity at December 31, 2017	$13,695
Net income	4,811
Non-cash contributions from Member	2,034
Allocable share of Cowen Inc. issued share-based compensation	175
Member’s equity at December 31, 2018	$20,715

The accompanying notes are an integral part of these financial statements.

4

Cowen Prime Services LLC
Statement of Cash Flows
Year ended December 31, 2018
Confidential

(in thousands)

Cash flows from operating activities
Net income	$4,811
Adjustments to reconcile net income to net cash used by operating activities
Allocable share of Cowen Inc. issued share-based compensation	175
Change in deferred tax assets	(661)
(Increase) decrease tax assets
Due from related parties	(10,082)
Receivable from brokers, dealers and clearing brokers	2,932
Deposits with clearing brokers	222
Other assets	45
Increase (decrease) in operating liabilities
Soft dollar payable	119
Compensation payable	3,187
Payable to brokers and dealers	1,264
Accounts payable, accrued expenses and other liabilities	775
Net cash provided by operating activities	2,787

Net increase in cash and segregated cash	2,787

Cash, including cash segregated in compliance with federal regulations, beginning of period	2,986
Cash	1,971
Cash segregated in compliance with federal regulations	3,802
Cash, including cash segregated in compliance with federal regulations, end of period	5,773

Supplemental cash flow information
Cash paid during period for interest	103

Supplemental non-cash information
Non-cash contribution from Member	2,034

The accompanying notes are an integral part of these financial statements.

5

Cowen Prime Services LLC
Statement of Changes in Subordinated Borrowings
December 31, 2018
Confidential

(in thousands)

Subordinated borrowings at December 31, 2017	$—

Changes in subordinated borrowings	—

Subordinated borrowings at December 31, 2018	$—

The accompanying notes are an integral part of these financial statements.

6

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

1.       Organization and Description of Business

Cowen Prime Services LLC (the “Company” or “CPS”), a Delaware limited liability company, is a broker-dealer and investment adviser registered with the Securities and Exchange Commission. The Company is a member of the Financial Industry Regulatory Authority (“FINRA”), BATS Y-Exchange, Inc., BATS Z-Exchange, Inc., NASDAQ Stock Market, and NYSE Arca, Inc. The Company offers prime brokerage services and other related services to hedge fund managers, managed account platforms, institutional investors, family offices, and registered investment advisors.

The Company clears its securities transactions and agency trades on a fully disclosed basis and does not carry customer funds or securities. The Company is also an introducing futures broker subject to regulations of the National Futures Association (“NFA”). The Company is a wholly-owned subsidiary of Cowen PB Holdings LLC (“Cowen PB”), a wholly-owned indirect subsidiary of Cowen Inc. (“CI” or “Ultimate Parent”).

2.       Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as promulgated by the Financial Accounting Standards Board (“FASB”) through the Accounting Standards Codification (“ASC”) as the source of authoritative accounting principles in the preparation of financial statements.

Use of Estimates

The preparation of the accompanying financial statements in conformity with US GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the accompanying financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash

Cash consists of cash held on deposit and is concentrated at Bank of America, N.A.

Cash Segregated in Compliance with Federal Regulations

Cash segregated in compliance with federal regulations consists of cash deposited in a special bank account for the exclusive benefit of customers under SEC Rule 15c3-3(k)(2)(i). Cash segregated in compliance with federal regulations is concentrated in Bank of America, N.A.

Deposits with Clearing Brokers

Under the terms of the agreements between the Company and some of its clearing brokers, balances owed to clearing brokers are collateralized by certain of the Company’s cash balances.

Securities Transactions

Securities owned, and securities sold, not yet purchased are recorded on a trade date basis at fair value, with the resulting realized and unrealized gains and losses reflected in the statement of operations as principal transactions, net.

7

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

Fair Value Measurements

US GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active; and

Level 3	Fair value is determined based on pricing inputs that are unobservable and includes situations where there is little, if any, market activity for the asset or liability. The determination of fair value for assets and liabilities in this category requires significant management judgment or estimation.

Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions, including assumptions about risk. Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics, and other factors. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes observable requires significant judgment by the Company. The Company considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon the pricing transparency of the instrument and does not necessarily correspond to the Company’s perceived risk of that instrument. At December 31, 2018, the Company did not have any securities owned, or securities sold, not yet purchased.

Fair Value of Financial Instruments

All of the Company’s financial instruments are carried at fair value or amounts that approximate fair value.

Receivables From and Payables to Brokers, Dealers and Clearing Brokers

Receivables from and payables to brokers, dealers and clearing brokers generally include fees related to securities transactions, net and receivables and payables for unsettled transactions. Receivables are reported net of any allowance for doubtful accounts and are assessed for collectability when aged over 180 days. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of security transactions and other receivables. The Company considers factors such as historical experience, credit quality, age of balances and current economic conditions that may affect collectability in determining the allowance for doubtful accounts. Expenses related to the allowance for doubtful accounts as well as any recoveries of amounts previously charged is reflected in floor brokerage and trade execution in the statement of operations.

8

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

Other Assets

Other assets consist primarily of fees receivable, prepaid soft dollars and other miscellaneous receivables.

Due from/to Related Parties

An affiliate of the Company may advance amounts and pay certain expenses on behalf of employees of the Company or other affiliates of the Company. These amounts settle in the ordinary course of business.

Compensation Payable

Compensation is comprised of cash bonuses and equity-based compensation, commissions, salaries and benefits. Annual incentive compensation is variable, and the amount paid is generally based on a combination of employees’ performance, their contribution to their business segment, and the Company’s performance. Generally, compensation and benefits comprise a significant portion of total expenses, with annual incentive compensation comprising a significant portion of total compensation and benefits expenses.

Soft Dollar Payable

Soft-dollar arrangements generate commission income for the Company, in exchange for payment of third party’s research and other brokerage services. The value of the research and services to be provided is typically based on a percentage of commission income. Soft-dollar customers are typically institutional investors or money managers. At the date of the statement of financial condition, the Company analyzes both the commission income generated from soft-dollar customers and the research services provided to the soft-dollar customers to determine whether a liability should be accrued for research due to customers based on the commission income generated or whether any soft-dollar expenses have been prepaid and need to be deferred.

Accounts Payable, Accrued Expenses and Other Liabilities

Accounts payable, accrued expenses and other liabilities primarily consist of federal and state income taxes payable, commissions payable, accrued technology expenses, and other miscellaneous liabilities.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”). The new revenue recognition standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. Significant judgments are required in the application of the five step model when determining whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on the appropriate measure of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events.

9

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

The Company applied the modified retrospective method of adoption which did not result in a cumulative adjustment to retained earnings as of January 1, 2018.

Our principle sources of revenue are derived from commissions, interest, investment advisory fees and principal transactions, as more fully described below. Revenue from contracts with customers includes commissions and investment advisory fees. The new revenue recognition guidance does not apply to revenue associated with financial instruments, interest income and expense. The following is a description of principal activities, from which the Company generates its revenue.

Commissions, net

Commission revenue includes fees from executing client transactions and commission sharing arrangements. Commission revenues associated with trade execution are recognized at a point in time on trade date, when the performance obligation is satisfied. Commissions revenues are generally paid on settlement date and the Company records a receivable between trade-date and settlement date. The Company permits institutional customers to allocate a portion of their commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as “soft dollar arrangements”. The Company also offers institutional clients the ability to allocate a portion of their gross commissions incurred on trades executed with various clearing brokers to pay for research products and other services provided by third parties by entering into commission sharing arrangements. The Company acts as an agent in the soft dollar and commission sharing arrangements as the customer controls the use of the soft dollars and directs payments to third-party service providers on its behalf. Accordingly, amounts allocated to soft dollar arrangements are netted against commission revenues as part of commissions, net on the statement of operations and recorded on trade date.

Investment Advisory

Investment advisory fees are comprised of advisory fees charged at an annual rate based on the net asset value managed for its customers. Management fee revenue is received from hedge funds managed by the investment advisory business of the Company. Investment advisory fees are earned as services are provided to the customer and are not subject to reversals. The performance obligation related to the transfer of these services is satisfied over time because the customer is receiving and consuming the benefits as they are provided by the Company. Investment advisory fees are generally paid on a quarterly basis and recognized as revenues at the time the service is performed and consumed.

10

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

The following table presents revenues from contracts with customers disaggregated by fee type.

Revenue from Contracts with Customers

Commissions, net	$42,950

Investment Advisory Fees	3,045

Total revenue from contracts with customers	$45,995

Interest Income

Interest revenues comprises interest rebates and sharing from clearing firms based on customer margin, short, and credit balances. Interest income is recognized on an accrual basis.

Principal Transactions, net

Principal transactions revenue primarily consists of net trading gains and losses from the Company’s activities in fixed income securities. On occasion trading gains and losses may include other products.

Contingencies

In accordance with US GAAP, the Company establishes reserves for contingencies when the Company believes that it is probable that a loss has been incurred and the amount of loss can be reasonably estimated. The Company discloses a contingency if there is at least a reasonable possibility that a loss may have been incurred and there is no reserve for the loss because the conditions above are not met. The Company’s disclosure includes an estimate of the reasonably possible loss or range of loss for those matters which an estimate can be made. Neither accrual nor disclosure is required for losses that are deemed remote. There are no accruals for contingencies recorded as of December 31, 2018.

Income Taxes

The Company is a single member limited liability company that is disregarded for income tax purposes. The Company is included in the consolidated federal and combined state and local tax returns filed by CI. The Company has a tax sharing agreement with CI whereby the Company records income tax liability or benefit as a deemed contribution or distribution, respectively, which is recorded as an adjustment to the Company’s equity by the Member. The income tax expense or benefit is computed on a benefit-for-loss basis by a member of a consolidated group. Under this method, tax attributes and deferred tax items, such as net operating losses, are treated as realized by the Company to the extent utilized in CI’s consolidated tax return.

11

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

The Company accounts for income taxes in accordance with US GAAP, which requires the recognition of tax benefits or expenses based on the estimated future tax effects of temporary differences between the financial statement and tax bases of its assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to an amount that is not more likely than not to be realized. The Company considers expected sources of taxable income of the consolidated tax group when evaluating the realizability of its deferred tax assets.

US GAAP clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. US GAAP requires the Company to determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. Please refer to Note 7, “Income Taxes” for additional information and disclosures.

Share-Based Compensation

Share-based awards relate to the Company’s allocated equity grants under CI’s equity and incentive compensation plans. The Company records its direct share of share-based compensation cost from CI in employee compensation and benefits on the statement of operations with a corresponding credit to Member’s equity. See Note 4, “401(k) Savings Plan and Share-Based Compensation” for a description of these awards.

Recently Issued Accounting Pronouncements

In August 2018, as part of its disclosure framework project, the FASB amended the disclosure requirements for fair value measurement. The amendments update and eliminate various disclosure requirements that improve the overall usefulness of the disclosure requirement for financial statement users and reduces costs by eliminating disclosures that may not be useful. The guidance is effective for business entities for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Since the guidance commonly relates to disclosure requirements, the Company does not expect this guidance to have a material impact on its statement of financial condition or its statement of operations.

In February 2018, the FASB issued guidance to permit entities to reclassify certain tax effects from accumulated comprehensive income as a result of recent tax reforms. The amendments in this guidance are effective for public business entities for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. The Company is currently evaluating the impact of this guidance on the Company’s financial statements and does not expect this guidance to have a material impact as the Company does not hold any material components of deferred taxes in accumulated other comprehensive income (loss).

12

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

In June 2016, the FASB issued guidance that impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. CECL will replace the loss model currently applicable to loans, held to maturity securities and other receivables carried at amortized cost. The guidance also eliminates the concept of other-than-temporary impairment for available-for-sale securities. Impairments on available-for-sale securities will be required to be recognized in earnings through an allowance, when the fair value is less than amortized cost and a credit loss exists or the securities are expected to be sold before recovery of amortized cost. Under the accounting update, there may be an ability to determine there are no expected credit losses in certain circumstances, e.g., based on collateral arrangements for lending and financing transactions or based on the credit quality of the borrower or issuer. For public business entities, the guidance is effective for reporting periods beginning after December 15, 2019. The Company is currently evaluating the impact of this guidance on the Company’s financial statements and does not expect this guidance to have a material impact.

3.       Transactions With Related Parties

The Company previously entered into a service level agreement with an affiliate, Cowen Services Company, LLC (“CSC”) in which the employment of all the Company’s employees was assigned and transferred to CSC. Under this agreement, CSC is responsible for the compensation-related payments to these employees for their performance of services provided to the Company, and the Company records the related amounts payable to CSC in due to related parties in the statement of financial condition. CSC also agreed to provide certain administrative, support services and other assistance to the Company. All direct and indirect expenses are paid by CSC through an expense sharing agreement based on time, usage and headcount. At December 31, 2018, the Company has a $10.1 million receivable from CSC, which is included in due from related parties in the statement of financial condition. Related parties expenses for the year ended December 31, 2018, which are allocated are included in the statement of operations under the following captions:

(in thousands)

Expenses
Employee compensation and benefits	$7,033
Floor brokerage and trade execution	5
Communications	122
Occupancy and equipment	1,185
Service fees	162
Marketing and business development	81
Professional fees	379
Other expenses	401

The Company shares commissions with Cowen and Company, LLC (“Cowenco”), an affiliated broker-dealer for introduced clients. For the year ended December 31, 2018, the commissions generated were $1.2 million and are recorded in commissions, net in the statement of operations.

13

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

The Company provides managerial support to an affiliate, Cowen International Limited (“CIL”), for which the Company was compensated $0.9 million, which is recorded in employee compensation and benefits in the statement of operations for the year ended December 31, 2018.

4.       401(k) Savings Plan and Share-Based Compensation

401(k) Savings Plan

Employees of the Company participate in a 401(k) defined contribution retirement savings plan sponsored by CI. Employees are entitled to participate based upon certain eligibility requirements and contribution limitations.

Deferred Cash Awards

Under the 2010 Equity and Incentive Plan, the Company awarded $0.3 million of deferred cash awards to its employees during the twelve months ended December 31, 2018. These awards vest over a four year period and accrue interest at 0.70% per year. As of December 31, 2018, the Company had unrecognized compensation expense related to deferred cash awards of $0.2 million.

Share-Based Compensation

The Company’s employees participate in CI’s various stock incentive plans (the “Plans”). The Plans permit the grant of options, restricted shares, restricted stock units, stock appreciation rights (“SARs”) and other equity based awards to the Company’s employees and directors. Stock options granted generally vest over two-to-five-year periods and expire seven years from the date of grant. Restricted shares and restricted share units issued may be immediately vested or may vest over a two-to-five-year period. Awards are subject to the risk of forfeiture. As of December 31, 2018, there were no shares available for future issuance under the Equity Plans.

The Company records compensation cost for share-based awards as an allocation to Member’s equity. In accordance with the expense recognition provisions of FASB ASC Topic 718, Compensation—Stock Compensation, the Company amortizes unearned compensation associated with share based awards on a straight-line basis over the vesting period of the option or award.

Restricted Shares and Restricted Stock Units Granted to Employees

The following table summarizes the Company’s nonvested restricted shares and restricted stock units activity for the twelve months ended December 31, 2018:

	Nonvested Restricted Shares and Stock Units	Weighted- Average Grant-Date Fair Value
Balances at beginning of year	24,541	$14.47
Granted	28,998	14.42
Vested	(20,500)	14.22
Forfeited	(3,598)	14.30
Balances at end of year	29,441	$14.61

14

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

The fair value of restricted shares and restricted stock units is determined based on the number of shares or units granted and the quoted price of CI’s Class A common stock on the date of grant.

As of December 31, 2018, the Company had $0.4 million of unrecognized compensation cost related to grants of nonvested restricted shares. That cost is expected to be recognized over a weighted-average period of 1.94 years. The Company recognized stock compensation expense of $0.2 million, which are included in employee compensation and benefits in the statement of operations for the year ended December 31, 2018. Also included in employee compensation and benefits expense is $0.2 million of stock compensation expense related to employees of CSC who provide administrative and support services to the Company.

5.       Receivables from and Payables to Brokers, Dealers and Clearing Brokers

Receivables from and payables to brokers, dealers and clearing brokers includes commissions and fees related to securities transactions and net receivables and payables for unsettled transactions. Commissions receivable are reported net of an allowance for doubtful accounts and are assessed for collectability when aged over 180 days. For the year ended December 31, 2018, there were no material aged receivables or allowances for doubtful accounts.

Amounts receivable from and payable to brokers, dealers and clearing brokers at December 31, 2018, consist of the following:

(in thousands)	Receivables	Payables
Clearing brokers	$5,827	$—
Commissions and fees	702	2,269

Total	$6,529	$2,269

6.       Regulatory Reporting

As a registered broker-dealer, the Company is subject to the Uniform Net Capital Rule 15c3-1 of the Securities Exchange Act of 1934 (the “Rule”), and is also subject to the net capital requirements of the Commodity Futures Trading Commission Regulation 1.17 and requirements of the NFA. Under the alternative method permitted by the Rule, the Company’s required net capital, as defined, is $0.3 million. The Company is not permitted to withdraw equity if certain minimum net capital requirements are not met. As of December 31, 2018, the Company had net capital of approximately $8.7 million, which was approximately $8.4 million in excess of its minimum net capital requirement.

The Company claims an exemption under SEC Rule 15c3-3(k)(2)(ii) of the Securities Exchange Act of 1934, since it clears its securities transactions on a fully disclosed basis and promptly transmits all customer funds and securities to the clearing broker-dealers that carry those accounts. In addition, the Company claims an exemption under SEC Rule 15c3-3(k)(2)(i) of the Securities Exchange Act of 1934, since it conducts soft dollar transactions with customers through a bank account designated as “Special Account for the Exclusive Benefit of Customers”.

15

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

Proprietary balances held at the clearing broker or proprietary accounts of introducing brokers (“PAB assets”) are considered allowable assets for net capital purposes, pursuant to agreements between the Company and the clearing broker, which require, among other things, that the clearing broker perform computations for PAB assets and segregate certain balances on behalf of the Company, if applicable.

7.       Income Taxes

The components of the Company’s income tax expense for the year ended December 31, 2018 are as follows:

(in thousands)	Federal	State	Total
Current	$1,767	$560	$2,327
Deferred	(707)	(247)	(954)
Total	$1,060	$313	$1,373

As the Company’s entire taxable income was offset by losses from other members of the CI consolidated group, the Company recorded a contribution through equity in the amount of $2.0 million pursuant to the tax sharing agreement discussed above.

For the year ended December 31, 2018, the effective tax rate of 22.2% differs from the statutory rate of 21.0% primarily due to state and local taxes.

Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes. As of December 31, 2018, the Company recorded deferred tax assets of $1.3 million primarily related to compensation-related balances, which is reported on the statement of financial condition. A valuation allowance is recorded to the extent deferred tax assets are not more likely than not to be utilized in the future. The Company did not record any valuation allowance as of December 31, 2018.

The Company considers the taxable income of the consolidated tax group of which the Company is a member in evaluating whether deferred tax assets are expected to be realized. The Company believes it is more likely than not that the results of future operations, taking into account the impact of CI’s projected future earnings and tax planning strategies, will generate sufficient taxable income to realize the net deferred tax assets.

The Company’s ultimate Parent, CI, is open to examination for the IRS and state and local tax authorities where the Company has significant operations, including New York State and City, for tax years 2015 through 2017. During 2018, the Company’s Ultimate Parent concluded an IRS audit for the 2014 tax year consolidated federal tax filing with no adjustments. The Company is currently not under audit. The Company does not have any uncertain tax positions as of December 31, 2018.

16

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

8.       Commitment and Contingencies

In the ordinary course of business, the Company and its affiliates and current and former officers, directors and employees (for purposes of this section, sometimes collectively referred to as the “Company and Related Parties”) can be named as defendants in, or as parties to, various legal actions and proceedings. Certain of these actions and proceedings assert claims or seek relief in connection with alleged violations of securities, banking, anti-fraud, anti-money laundering, employment and other statutory and common laws. Certain of these actual or threatened legal actions and proceedings include claims for substantial or indeterminate compensatory or punitive damages, or for injunctive relief.

In the ordinary course of business, the Company and Related Parties are also subject to governmental and regulatory examinations, information gathering requests (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. The Company is subject to regulation by various US, state and foreign securities, and other regulators. In connection with formal and informal inquiries by these regulators, the Company receives requests, and orders seeking documents and other information in connection with various aspects of their regulated activities.

The Company seeks to resolve all litigation and regulatory matters in the manner management believes is in the best interests of the Company, and contests liability, allegations of wrongdoing and, where applicable, the amount of damages or scope of any penalties or other relief sought as appropriate in each pending matter.

The Company has evaluated all adverse litigation claims and based on the information currently available, the Company has not established any reserves for such claims, since in the opinion of Management, the likelihood of liability is not probable nor reasonably estimable. In addition, most of the various claims against the Company are in early stages of discovery or claimants seek indeterminate damages. Therefore, the Company cannot reasonably determine the possible outcome, the timing of ultimate resolution or estimate a range of possible loss, or impact related to each currently pending matter.

Long-Term Commitments

The Company entered into agreements with certain information technology and clearing services providers including Bloomberg LP, Factset and Trafix LLC. As of December 31, 2018, the Company’s annual minimum guaranteed payments under these agreements are as follows:

(in thousands)
2019	$500
2020	189
2021	30
2022	19
Service fees	$738

17

Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

9.       Off-Balance-Sheet Arrangements, Market Risks and Credit Risks

The Company does not have material off-balance sheet arrangements as of December 31, 2018. However, through indemnification provisions in its clearing agreements, customer activities may expose the Company to off-balance-sheet credit risk. Pursuant to the clearing agreements, the Company is required to reimburse its clearing brokers, without limit, for any losses incurred due to a counterparty’s failure to satisfy its contractual obligations. However, these transactions are collateralized by the counterparty’s underlying security, thereby reducing the associated risk to changes in the market value of the security through the settlement date. Credit risk is the potential loss the Company may incur as a result of the failure of a counterparty or an issuer to make payments according to the terms of a contract. The Company’s exposure to credit risk at any point in time is represented by the fair value of the amounts reported as assets at such time.

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. The Company’s exposure to market risk is primarily related to the fluctuation in the fair values of securities owned and sold, but not yet purchased and its role as a financial intermediary in customer trading. Market risk is inherent in financial instruments and risks arise in options, warrants and derivative contracts from changes in the fair values of their underlying financial instruments. Securities sold, but not yet purchased, represent obligations of the Company to deliver specified securities at contracted prices and thereby create a liability to repurchase the securities at prevailing future market prices. In connection with the Company’s trading business, management also reviews reports appropriate to the risk profile of specific trading activities. Typically, market conditions are evaluated and transaction details and securities positions are reviewed. These activities are intended to ensure that the Company’s trading strategies are conducted within acceptable risk tolerance parameters. Activities include price verification procedures, position reconciliations and reviews of transaction booking. The Company believes that these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

The Company clears all of its securities transactions through clearing brokers on a fully disclosed basis. Pursuant to the terms of the agreements between the Company and the clearing brokers, the clearing brokers have the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations. As the right to charge the Company has no maximum amount and applies to all trades executed through the clearing brokers, the Company believes that an estimable loss cannot be assigned. At December 31, 2018, the Company had recorded no liability.

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Cowen Prime Services LLC
Notes to Financial Statements
Year Ended December 31, 2018
Confidential

In the normal course of business, the Company’s activities may include trade execution for its clients. These activities may expose the Company to risk arising from price volatility which can reduce clients’ ability to meet their obligations. To the extent investors are unable to meet their commitments to the Company, it may be required to purchase or sell financial instruments at prevailing market prices to fulfill clients’ obligations.

In accordance with industry practice, client equity trades are settled two business days after trade date; fixed income and options trades are settled the next day. Should either the client or the counterparty fail to perform, the Company may be required to complete the transaction at prevailing market prices.

10.       Subsequent Events

The Company has evaluated events through February 28, 2019 and has determined that there were no subsequent events requiring adjustment or disclosure to the financial statements.

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Cowen Prime Services LLC
Computation of Net Capital
Pursuant to Rule 15c3-1 of the Securities and Exchange Commission
December 31, 2018
Confidential

Schedule I
(in thousands)

Total member’s equity	$20,715
Total Capital	20,715
Nonallowable assets
Due from related parties	10,135
Deferred tax asset	1,300
Other assets	404
Receivables from brokers, dealers and clearing brokers	133
Total nonallowable assets	11,972
Other deductions and/or charges	7
Net capital before haircuts	$8,736
Haircuts	49
Net capital	8,687
Minimum net capital requirement of reporting broker-dealer	250
Excess net capital	$8,437

Statement Pursuant to Paragraph (d)(4) of SEC Rule 17a-5

There are no material differences between the amounts presented above and the amounts reported on the Company’s unaudited amended FOCUS Part II filing as of December 31, 2018, filed on February 28, 2019.

See Accompanying Report of Independent Registered Public Accounting Firm.

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Cowen Prime Services LLC
Computation for Determination of Reserve Requirements and Information
Relating to Possession or Control Requirements Pursuant to Rule 15c3-3 of the
Securities and Exchange Commission
December 31, 2018
Confidential

Schedule II

Statement of Exemption from Rule 15c3-3:

The Company is exempt from Rule 15c3-3 of the Securities and Exchange Commission Act of 1934, in that the Company’s activities are limited to those set forth in the conditions for exemption appearing under paragraph (k)(2)(i) and (k)(2)(ii) of that Rule.

See accompanying Report of Independent Registered Public Accounting Firm.

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